Exhibit 99.1

Contact:    John P. Funkhouser
President and Chief Executive Officer
or
Michael Riddle
Executive Vice President
(919) 582-2600
www.pharmanetics.com

PHARMANETICS ANNOUNCES RESULTS OF 600-PATIENT ELECT TRIAL

        ENOX™ Test Allows Physicians to Use Lovenox® with High Confidence

RALEIGH, N.C. (November 18, 2002) – PharmaNetics, Inc. (NASDAQ/NM: PHAR), a leader in theranostics specializing in the management of therapeutics affecting coagulation, today announced the results of its ELECT (EvaLuating Enoxaparin Clotting Times) study during a meeting of study investigators and invited audience.

The primary objective of the study was to assess the predictive value of the ENOX test relative to ischemic and hemorrhagic events associated with PCI and determine the target therapeutic reference ranges for the safe performance of PCI with planned stent implantation and for safe post-PCI sheath removal.

The study produced a target range that could be used by physicians to guide decisions regarding anticoagulation management at clinically relevant time-points during PCI. Data analysis revealed a significant (p = 0.008) correlation between the ENOX clotting time pre-sheath removal and the probability of access site bleeding. In commenting on these initial results, Dr. David Moliterno, said, “The ELECT data reinforce the safety of PCI among patients receiving enoxaparin, yet provide meaningful guidance before initiating PCI and before sheath removal.” Dr. Jimmy Tcheng added, “The findings of the ELECT trial demonstrate that the ENOX test is useful in monitoring the anticoagulation effects of enoxaparin during PCI. The ENOX test is thus analogous to use of the activated clotting time, or ACT, in determining the effects of treatment with unfractionated heparin during PCI. This is the missing link that cardiologists have needed to effectively and safely replace heparin with enoxaparin during coronary intervention.”

ENOX is a one-step test, performed on the Rapidpoint® Coag analyzer. All of the components necessary to perform the assay, with the exception of the patient sample, are included in the reaction chamber of the test card. The test provides information on the patient’s whole blood response to enoxaparin by measurement of the clotting time using a factor Xa-activated clotting method. Clinical trials such as TIMI-11B and ESSENCE have shown that enoxaparin is superior to standard heparin in the treatment of patients with unstable angina and non-Q wave myocardial infarction, when concurrently administered with aspirin. Evolving data also demonstrates that patients who transition to PCI earlier in their hospital course have better short-term and intermediate-term outcomes when treated with enoxaparin versus standard heparin. Until now, rapid, point-of-care monitoring systems have not been available to monitor enoxaparin therapy. The complexity and limited availability of anti-Xa laboratory tests do not provide timely results to those interventional cardiologists who may wish to assess the anticoagulant effect of enoxaparin in a critical care environment.

In commenting on the trial results, John P. Funkhouser, president and chief executive officer of PharmaNetics, said, “The study confirms that the ENOX test has clinical utility in the management of patients undergoing PCI. The Company believes the rapid ENOX Test Card provides the interventional cardiologist with a tool to more confidently use enoxaparin in this patient population.”

ELECT was a joint collaboration between PharmaNetics and leading interventional cardiologists at The Cleveland Clinic and Duke Clinical Research Institute. Principal Investigators, David J. Moliterno, M.D., Associate Professor of Medicine, The Cleveland Clinic, and James E. Tcheng, M.D., Associate Professor of Medicine, Duke University Medical Center, coordinated the multi-center study at 17 sites across the United States. ELECT was conducted in patients undergoing percutaneous coronary intervention (PCI or “angioplasty”) procedures. The study evaluated the use of the Company’s lead product, the ENOX™ test, as a tool when treating with enoxaparin those patients with unstable angina and non-Q wave myocardial infarction (UA/NQWMI) who transitioned to PCI.

PharmaNetics, Inc., a leading biotech company, conceived the term “theranostics,” defining an emerging new field of medicine that enables physicians to monitor the effect of antithrombotic agents in patients being treated for angina, myocardial infarction (heart attack), stroke, and pulmonary and arterial emboli. The Company develops, manufactures and markets rapid turnaround diagnostics to assess blood clot formation and dissolution. PharmaNetics develops tests based on its proprietary, dry chemistry Thrombolytic Assessment System for its principal target market of managing powerful new drug compounds, some of which may have narrow therapeutic ranges, as well as for monitoring routine anticoagulants. For more information about the Company and the ENOX Test, please visit PharmaNetics’ website at: www.pharmanetics.com.

This press release contains forward-looking statements regarding future events and the future performance of PharmaNetics that involve risks and uncertainties, such as risks related to market acceptance, clinical trials and dependence on third-party distributors and collaborative partners that could cause actual results to differ materially from those projected in the forward-looking statements. Information concerning these and other of the factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including Form 10-K, Form 10-Q and Form 8-K reports.